Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MoneyHero Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share(2)	Rule 457(c) and Rule 457(h)	13,197,563	$1.72 (3)	$222,699,808.36	$0.00014760	$3,350.50

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$222,699,808.36		$3,350.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,350.50

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of ordinary shares reserved for issuance pursuant to the MoneyHero Limited 2023 Equity Incentive Plan.
(3)	Calculated in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s Class A ordinary shares on Nasdaq on December 20, 2023.